Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Tracy Shilobrit Manpower Inc. +1.414.906.6088 tracy.shilobrit@manpower.com

Manpower Inc. Names Ulice Payne, Jr. to Board of Directors

MILWAUKEE, WI, USA (October 23, 2007) – Manpower Inc. (NYSE:MAN) today announced that Ulice Payne, Jr. has been appointed to its board of directors, effective immediately, and will serve on the board’s Audit Committee.

“Ulice’s extensive experience in helping clients navigate complex international business issues will be a tremendous asset to the board as we continue to expand our business throughout the world’s labor markets,” said Jeffrey A. Joerres, chairman and CEO of Manpower Inc.

In his current role as president and managing member of Addison-Clifton, LLC, a leader in providing global trade compliance advisory services, Payne helps companies find solutions for the increasingly complex challenges facing global importers, exporters and supply-chain service providers.  From 1998-2002 he was a partner in the Milwaukee office of the law firm Foley & Lardner, where he served as chair of the firm’s International Business Team where he represented global and domestic companies in cross-border transactions.  In 2002, he served as Managing Partner of the firm’s Milwaukee office.

Payne holds a doctorate degree in law and a bachelor’s degree in business administration from Marquette University.  He also serves on the boards of Northwestern Mutual, Wisconsin Energy Corporation and Badger Meter, Inc.

About Manpower Inc.

Manpower Inc. (NYSE: MAN) is a world leader in the employment services industry; creating and delivering services that enable its clients to win in the changing world of work. The $18 billion company offers employers a range of services for the entire employment and business cycle including permanent, temporary and contract recruitment; employee assessment and selection; training; outplacement; outsourcing and consulting.  Manpower's worldwide network of 4,400 offices in 73 countries and territories enables the company to meet the needs of its 400,000 clients per year, including small and medium size enterprises in all industry sectors, as well as the world's largest multinational corporations. The focus of Manpower's work is on raising productivity through improved quality, efficiency and cost-reduction across their total workforce, enabling clients to concentrate on their core business activities. Manpower Inc. operates under five brands:  Manpower, Manpower Professional, Elan, Jefferson Wells and Right Management.  More information on Manpower Inc. is available at www.manpower.com.

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MANPOWER INC. • 100 Manpower Place • MILWAUKEE, WI  53212 • USA • PHONE 414-961-1000 • www.manpower.com